                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 Schedule 13G

                                (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
          AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                              (Amendment No. 1)*

                     NorthPoint Communications Group, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   666610100
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]    Rule 13d-1(b)

     [ ]    Rule 13d-1(c)

     [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)

                                 Page 1 of 26
                           Exhibit Index on Page 24

-------------------                                           ------------------
CUSIP NO. 666610100                      13G                  Page 2 of 26 Pages
-------------------                                           ------------------

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel V L.P. ("A5")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]    (b) [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         4,710,506 shares, except that Accel V Associates L.L.C. ("A5A"), the
          BENEFICIALLY                      general partner of A5, may be deemed to have sole power to vote these
    OWNED BY EACH REPORTING                 shares, and ACP Family Partnership L.P. ("ACPFP"), Swartz Family
             PERSON                         Partnership L.P. ("SFP"), James W. Breyer ("Breyer"), Luke B. Evnin
              WITH                          ("Evnin"), Eugene D. Hill, III ("Hill"), Arthur C. Patterson
                                            ("Patterson"), G. Carter Sednaoui ("Sednaoui"), James R. Swartz
                                            ("Swartz") and J. Peter Wagner ("Wagner"), the managing members of
                                            A5A, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            4,710,506 shares, except that A5A, the general partner of A5, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP,
                                            Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the
                                            managing members of A5A, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               4,710,506
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        3.5%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 666610100                      13G                  Page 3 of 26 Pages
-------------------                                           ------------------

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel V Associates L.L.C. ("A5A")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]    (b) [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         4,710,506 shares, all of which are directly owned by Accel V L.P.
          BENEFICIALLY                      ("A5").  Accel V Associates L.L.C. ("A5A"), the general partner of A5,
    OWNED BY EACH REPORTING                 may be deemed to have sole power to vote these shares, and ACP Family
             PERSON                         Partnership L.P. ("ACPFP"), Swartz Family Partnership L.P. ("SFP"),
              WITH                          James W. Breyer ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill,
                                            III ("Hill"), Arthur C. Patterson ("Patterson"), G. Carter Sednaoui
                                            ("Sednaoui"), James R. Swartz ("Swartz") and J. Peter Wagner
                                            ("Wagner"), the managing members of A5A, may be deemed to have shared power to vote these shares.
                                 -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            4,710,506 shares, all of which are directly owned by A5.  A5A, the general partner of A5, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson,
                                            Sednaoui, Swartz and Wagner, the managing members of A5A, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               4,710,506
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        3.5%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      OO
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 666610100                      13G                  Page 4 of 26 Pages
-------------------                                           ------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel Internet/Strategic Technology Fund L.P. ("AISTF")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         624,069 shares, except that Accel Internet/Strategic Technology Fund
          BENEFICIALLY                      Associates L.L.C. ("AISTFA"), the general partner of AISTF, may be
    OWNED BY EACH REPORTING                 deemed to have sole power to vote these shares, and ACP Family
             PERSON                         Partnership L.P. ("ACPFP"), Swartz Family Partnership L.P. ("SFP"),
              WITH                          James W. Breyer ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill,
                                            III ("Hill"), Arthur C. Patterson ("Patterson"), G. Carter Sednaoui
                                            ("Sednaoui"), James R. Swartz ("Swartz") and J. Peter Wagner
                                            ("Wagner"), the managing members of AISTFA, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            624,069 shares, except that AISTFA, the general partner of AISTF, may be deemed to have sole power to dispose of these shares, and ACPFP,
                                            SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the
                                            managing members of AISTFA, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               624,069
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.5%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
-------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 666610100                      13G                  Page 5 of 26 Pages
-------------------                                           ------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel Internet/Strategic Technology Fund Associates L.L.C. ("AISTFA")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]    (b) [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         624,069 shares, all of which are owned by Accel Internet/Strategic
          BENEFICIALLY                      Technology Fund L.P. ("AISTF").  AISTFA, the general partner of AISTF,
    OWNED BY EACH REPORTING                 may be deemed to have sole power to vote these shares, and ACP Family
             PERSON                         Partnership L.P. ("ACPFP"), Swartz Family Partnership L.P. ("SFP"),
              WITH                          James W. Breyer ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill,
                                            III ("Hill"), Arthur C. Patterson ("Patterson"), G. Carter Sednaoui
                                            ("Sednaoui"), James R. Swartz ("Swartz") and J. Peter Wagner
                                            ("Wagner"), the managing members of AISTFA, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            624,069 shares, all of which are owned by AISTF.  AISTFA, the general partner of AISTF, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui,
                                            Swartz and Wagner, the managing members of AISTFA, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               624,069
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.5%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      OO
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 666610100                      13G                  Page 6 of 26 Pages
-------------------                                           ------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel Keiretsu V L.P. ("AK5")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]    (b) [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------

           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         246,026 shares, except that Accel Keiretsu V Associates L.L.C.
          BENEFICIALLY                      ("AK5A"), the general partner of AK5, may be deemed to have sole power
    OWNED BY EACH REPORTING                 to vote these shares, and James W. Breyer ("Breyer"), Luke B. Evnin
             PERSON                         ("Evnin"), Eugene D. Hill, III ("Hill"), Arthur C. Patterson
              WITH                          ("Patterson"), G. Carter Sednaoui ("Sednaoui"), James R. Swartz
                                            ("Swartz") and J. Peter Wagner ("Wagner"), the managing members of
                                            AK5A, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            246,026 shares, except that AK5A, the general partner of AK5, may be deemed to have sole power to dispose of these shares, and Breyer,
                                            Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AK5A, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               246,026
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.2%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 666610100                      13G                  Page 7 of 26 Pages
-------------------                                           ------------------

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel Keiretsu V Associates L.L.C. ("AK5A")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         259,250 shares, of which 246,026 are directly owned by Accel Keiretsu
          BENEFICIALLY                      V L.P. ("AK5").  AK5A, the general partner of AK5, may be deemed to
    OWNED BY EACH REPORTING                 have sole power to vote these shares, and James W. Breyer ("Breyer"),
             PERSON                         Luke B. Evnin ("Evnin"), Eugene D. Hill, III ("Hill"), Arthur C.
              WITH                          Patterson ("Patterson"), G. Carter Sednaoui ("Sednaoui"), James R.
                                            Swartz ("Swartz") and J. Peter Wagner ("Wagner"), the managing members of AK5A, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            259,250 shares, of which 246,026 are directly owned by AK5.  AK5A, the general partner of AK5, may be deemed to have sole power to dispose of these shares, and Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and
                                            Wagner, the managing members of AK5A, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               259,250
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.2%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      OO
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 666610100                      13G                  Page 8 of 26 Pages
-------------------                                           ------------------

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel Investors '97 L.P. ("AI97")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]    (b)[X]
-------------------------------------------------------------------------------------------------------------------
3       SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         288,030 shares, except that James W. Breyer ("Breyer"), Luke B. Evnin
          BENEFICIALLY                      ("Evnin"), Eugene D. Hill, III ("Hill"), Arthur C. Patterson
    OWNED BY EACH REPORTING                 ("Patterson"), G. Carter Sednaoui ("Sednaoui"), James R. Swartz
             PERSON                         ("Swartz") and J. Peter Wagner ("Wagner"), the general partners of
              WITH                          AI97, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            288,030 shares, except that Breyer, Evnin, Hill, Patterson, Sednaoui,
                                            Swartz and Wagner, the general partners of AI97, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               288,030
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.2%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 666610100                      13G                  Page 9 of 26 Pages
-------------------                                           ------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel Investors '99(C) L.P. ("AI99C")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]    (b) [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         6,651 shares, except that James W. Breyer ("Breyer"), Arthur C.
          BENEFICIALLY                      Patterson ("Patterson"), G. Carter Sednaoui ("Sednaoui ") and J. Peter
    OWNED BY EACH REPORTING                 Wagner ("Wagner"), the general partners of AI99C, may be deemed to
             PERSON                         have shared power to vote these shares.
              WITH
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            6,651 shares, except that Breyer, Patterson, Sednaoui and Wagner, the general partners of AI99C, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               6,651
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.0%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 666610100                      13G                 Page 10 of 26 Pages
-------------------                                          -------------------

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 ACP Family Partnership L.P. ("ACPFP")
                 Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         California
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         295,981 shares.  Arthur C. Patterson ("Patterson") is the general
          BENEFICIALLY                      partner of ACPFP and may be deemed to have sole power to vote these
    OWNED BY EACH REPORTING                 shares.
             PERSON             ----------------------------------------------------------------------------------
              WITH                       6  SHARED VOTING POWER
                                            5,334,575 shares, of which 4,710,506 are directly owned by Accel V
                                            L.P. ("A5") and 624,069 are directly owned by Accel
                                            Internet/Strategic Technology Fund L.P. ("AISTF").  ACPFP is a
                                            managing member of Accel V Associates L.L.C. ("A5A"), the general partner of A5, and a managing member of Accel Internet/Strategic
                                            Technology Fund Associates L.L.C. ("AISTFA"), the general partner of
                                            AISTF, and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            295,981 shares. Patterson is the general partner of ACPFP and may be deemed to have sole power to dispose of these shares.
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            5,334,575 shares, of which 4,710,506 are directly owned by A5 and
                                            624,069 are directly owned by AISTF.  ACPFP is a managing member of
                                            A5A, the general partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               5,630,556
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        4.2%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 666610100                      13G                 Page 11 of 26 Pages
-------------------                                          -------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Ellmore C. Patterson Partners  ("ECPP")
                 Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         264,026 shares. Arthur C. Patterson ("Patterson") is the general
          BENEFICIALLY                      partner of ECPP and may be deemed to have sole power to vote these
    OWNED BY EACH REPORTING                 shares.
             PERSON              ----------------------------------------------------------------------------------
              WITH                       6  SHARED VOTING POWER
                                            0 shares.
                                 ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            264,026 shares.  Patterson is the general partner of ECPP and may be deemed to have sole power to dispose of these shares.
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            0 shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               264,026
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.2%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 666610100                      13G                 Page 12 of 26 Pages
-------------------                                          -------------------

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Swartz Family Partnership L.P. ("SFP")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]    (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         109,202 shares. James R. Swartz ("Swartz") is the general partner of
          BENEFICIALLY                      SFP and may be deemed to have sole power to vote these shares.
    OWNED BY EACH REPORTING     ----------------------------------------------------------------------------------
             PERSON                      6  SHARED VOTING POWER
              WITH                          5,334,575 shares, of which 4,710,506 are directly owned by Accel V
                                            L.P. ("A5") and 624,069 are directly owned by Accel
                                            Internet/Strategic Technology Fund L.P. ("AISTF").  SFP is a managing member of Accel V Associates L.L.C. ("A5A"), the general partner of
                                            A5, and a managing member of Accel Internet/Strategic Technology Fund
                                            Associates L.L.C. ("AISTFA"), the general partner of AISTF, and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            109,202 shares. Swartz is the general partner of SFP and may be deemed to have sole power to dispose of these shares.
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            5,334,575 shares, of which 4,710,506 are directly owned by A5 and
                                            624,069 are directly owned by AISTF.  SFP is a managing member of
                                            A5A, the general partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               5,443,777
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        4.1%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 666610100                      13G                 Page 13 of 26 Pages
-------------------                                          -------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                James W. Breyer ("Breyer")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         133,076 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         5,888,506 shares, of which 4,710,506 are directly owned by Accel V
              WITH                          L.P. ("A5"), 624,069 are directly owned by Accel Internet/Strategic
                                            Technology Fund L.P. ("AISTF"), 246,026 are directly owned by Accel
                                            Keiretsu V L.P. ("AK5"), 13,224 are directly owned by Accel Keiretsu
                                            V Associates L.L.C. ("AK5A"), 288,030 are directly owned by Accel
                                            Investors '97 L.P. ("AI97") and 6,651 are directly owned by Accel
                                            Investors '99(C) L.P. ("AI99C").  Breyer is a managing member of
                                            Accel V Associates L.L.C. ("A5A"), the general partner of A5, a managing member of Accel Internet/Strategic Technology Fund
                                            Associates L.L.C. ("AISTFA"), the general partner of AISTF, a managing member of AK5A, the general partner of AK5, a general partner of AI97 and a general partner of AI99C and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            133,076 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            5,888,506 shares, of which 4,710,506 are directly owned by A5,
                                            624,069 are directly owned by AISTF, 246,026 are directly owned by
                                            AK5, 13,224 are directly owned by AK5A, 288,030 are directly owned by
                                            AI97 and 6,651 are directly owned by AI99C.  Breyer is a managing member of A5A, the general partner of A5, a managing member of
                                            AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, a general partner of AI97 and a general partner of AI99C and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               6,021,582
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        4.5%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 666610100                      13G                 Page 14 of 26 Pages
-------------------                                          -------------------

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Luke B. Evnin ("Evnin")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]    (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         5,881,855 shares, of which 4,710,506 are directly owned by Accel V
              WITH                          L.P. ("A5"), 624,069 are directly owned by Accel Internet/Strategic
                                            Technology Fund L.P. ("AISTF"), 246,026 are directly owned by Accel
                                            Keiretsu V L.P. ("AK5"), 13,224 are directly owned by Accel Keiretsu
                                            V Associates L.L.C. ("AK5A") and 288,030 are directly owned by Accel
                                            Investors '97 L.P. ("AI97").  Evnin is a managing member of Accel V
                                            Associates L.L.C. ("A5A"), the general partner of A5, a managing member of Accel Internet/Strategic Technology Fund Associates L.L.C.
                                            ("AISTFA"), the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI97 and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            5,881,855 shares, of which 4,710,506 are directly owned by A5,
                                            624,069 are directly owned by AISTF, 246,026 are directly owned by
                                            AK5, 13,224 are directly owned by AK5A and 288,030 are directly owned by AI97.  Evnin is a managing member of A5A, the general partner of
                                            A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, and a general partner of AI97 and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               5,881,855
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        4.4%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 666610100                      13G                 Page 15 of 26 Pages
-------------------                                          -------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Eugene D. Hill, III ("Hill")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         2,360 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         5,881,855 shares, of which 4,710,506 are directly owned by Accel V
              WITH                          L.P. ("A5"), 624,069 are directly owned by Accel Internet/Strategic
                                            Technology Fund L.P. ("AISTF"), 246,026 are directly owned by Accel
                                            Keiretsu V L.P. ("AK5"), 13,224 are directly owned by Accel Keiretsu
                                            V Associates L.L.C. ("AK5A") and 288,030 are directly owned by Accel
                                            Investors '97 L.P. ("AI97").  Hill is a managing member of Accel V
                                            Associates L.L.C. ("A5A"), the general partner of A5, a managing member of Accel Internet/Strategic Technology Fund Associates L.L.C.
                                            ("AISTFA"), the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI97 and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            2,360 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            5,881,855 shares, of which 4,710,506 are directly owned by A5,
                                            624,069 are directly owned by AISTF, 246,026 are directly owned by
                                            AK5, 13,224 are directly owned by AK5A and 288,030 are directly owned by AI97.  Hill is a managing member of A5A, the general partner of
                                            A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, and a general partner of AI97 and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               5,884,215
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        4.4%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 666610100                      13G                 Page 16 of 26 Pages
-------------------                                          -------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Arthur C. Patterson ("Patterson")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         607,016 shares, of which 264,026 are directly owned by Ellmore C.
          BENEFICIALLY                      Patterson Partners ("ECPP") and 295,981 are directly owned by ACP
    OWNED BY EACH REPORTING                 Family Partnership L.P. ("ACPFP").  Patterson is the general partner
             PERSON                         of ECPP and ACPFP and may be deemed to have sole power to vote these
              WITH                          shares.
                                ----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            5,888,506 shares, of which 4,710,506 are directly owned by Accel V
                                            L.P. ("A5"), 624,069 are directly owned by Accel Internet/Strategic
                                            Technology Fund L.P. ("AISTF"), 246,026 are directly owned by Accel
                                            Keiretsu V L.P. ("AK5"), 13,224 are directly owned by Accel Keiretsu
                                            V Associates L.L.C. ("AK5A"), 288,030 are directly owned by Accel
                                            Investors '97 L.P. ("AI97") and 6,651 are directly owned by Accel
                                            Investors '99(C) L.P. ("AI99C").  Patterson is a managing member of
                                            Accel V Associates L.L.C. ("A5A"), the general partner of A5, a managing member of Accel Internet/Strategic Technology Fund
                                            Associates L.L.C. ("AISTFA"), the general partner of AISTF, a managing member of AK5A, the general partner of AK5, a general partner of AI97 and a general partner of AI99C and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            607,016 shares, of which 264,026 are directly owned by ECPP and
                                            295,981 are directly owned by ACPFP.  Patterson is the general partner of ECPP and ACPFP and may be deemed to have sole power to dispose of these shares.
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            5,888,506 shares, of which 4,710,506 are directly owned by A5,
                                            624,069 are directly owned by AISTF, 246,026 are directly owned by
                                            AK5, 13,224 are directly owned by AK5A, 288,030 are directly owned by
                                            AI97 and 6,651 are directly owned by AI99C.  Patterson is a managing member of A5A, the general partner of A5, a managing member of
                                            AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, a general partner of AI97 and a general partner of AI99C and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               6,495,522
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        4.87%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 666610100                      13G                 Page 17 of 26 Pages
-------------------                                          -------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                G. Carter Sednaoui ("Sednaoui")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         5,888,506 shares, of which 4,710,506 are directly owned by Accel V
              WITH                          L.P. ("A5"), 624,069 are directly owned by Accel Internet/Strategic
                                            Technology Fund L.P. ("AISTF"), 246,026 are directly owned by Accel
                                            Keiretsu V L.P. ("AK5"), 13,224 are directly owned by Accel Keiretsu
                                            V Associates L.L.C. ("AK5A"), 288,030 are directly owned by Accel
                                            Investors '97 L.P. ("AI97") and 6,651 are directly owned by Accel
                                            Investors '99(C) L.P. ("AI99C").  Sednaoui is a managing member of
                                            Accel V Associates L.L.C. ("A5A"), the general partner of A5, a managing member of Accel Internet/Strategic Technology Fund
                                            Associates L.L.C. ("AISTFA"), the general partner of AISTF, a managing member of AK5A, the general partner of AK5, a general partner of AI97 and a general partner of AI99C and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            5,888,506 shares, of which 4,710,506 are directly owned by A5,
                                            624,069 are directly owned by AISTF, 246,026 are directly owned by
                                            AK5, 13,224 are directly owned by AK5A, 288,030 are directly owned by
                                            AI97 and 6,651 are directly owned by AI99C.  Sednaoui is a managing member of A5A, the general partner of A5, a managing member of
                                            AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, a general partner of AI97 and a general partner of AI99C and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               5,888,506
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        4.4%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 666610100                      13G                 Page 18 of 26 Pages
-------------------                                          -------------------

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                James R. Swartz ("Swartz")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]    (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         399,189 shares, of which 109,202 are directly held by the Swartz
          BENEFICIALLY                      Family Partnership L.P ("SFP").   Swartz is the general partner of
    OWNED BY EACH REPORTING                 SFP and may be deemed to have sole power to vote these shares.
             PERSON             ----------------------------------------------------------------------------------
              WITH                       6  SHARED VOTING POWER
                                            5,881,855 shares, of which 4,710,506 are directly owned by Accel V
                                            L.P. ("A5"), 624,069 are directly owned by Accel Internet/Strategic
                                            Technology Fund L.P. ("AISTF"), 246,026 are directly owned by Accel
                                            Keiretsu V L.P. ("AK5"), 13,224 are directly owned by Accel Keiretsu
                                            V Associates L.L.C. ("AK5A") and 288,030 are directly owned by Accel
                                            Investors '97 L.P. ("AI97").  Swartz is a managing member of Accel V
                                            Associates L.L.C. ("A5A"), the general partner of A5, a managing member of Accel Internet/Strategic Technology Fund Associates L.L.C.
                                            ("AISTFA"), the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI97 and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            399,189 shares, of which 109,202 are directly held by SFP.   Swartz
                                            is the general partner of SFP and may be deemed to have sole power to dispose of these shares.
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            5,881,855 shares, of which 4,710,506 are directly owned by A5,
                                            624,069 are directly owned by AISTF, 246,026 are directly owned by
                                            AK5, 13,224 are directly owned by AK5A and 288,030 are directly owned by AI97.  Swartz is a managing member of A5A, the general partner of
                                            A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, and a general partner of AI97 and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               6,281,044
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        4.7%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 666610100                      13G                 Page 19 of 26 Pages
-------------------                                          -------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                J. Peter Wagner ("Wagner")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                               (a) [ ]    (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         82,807 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         5,888,506 shares, of which 4,710,506 are directly owned by Accel V
              WITH                          L.P. ("A5"), 624,069 are directly owned by Accel Internet/Strategic
                                            Technology Fund L.P. ("AISTF"), 246,026 are directly owned by Accel
                                            Keiretsu V L.P. ("AK5"), 13,224 are directly owned by Accel Keiretsu
                                            V Associates L.L.C. ("AK5A"), 288,030 are directly owned by Accel
                                            Investors '97 L.P. ("AI97") and 6,651 are directly owned by Accel
                                            Investors '99(C) L.P. ("AI99C").  Wagner is a managing member of
                                            Accel V Associates L.L.C. ("A5A"), the general partner of A5, a managing member of Accel Internet/Strategic Technology Fund
                                            Associates L.L.C. ("AISTFA"), the general partner of AISTF, a managing member of AK5A, the general partner of AK5, a general partner of AI97 and a general partner of AI99C and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            82,807 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            5,888,506 shares, of which 4,710,506 are directly owned by A5,
                                            624,069 are directly owned by AISTF, 246,026 are directly owned by
                                            AK5, 13,224 are directly owned by AK5A, 288,030 are directly owned by
                                            AI97 and 6,651 are directly owned by AI99C.  Wagner is a managing member of A5A, the general partner of A5, a managing member of
                                            AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5, a general partner of AI97 and a general partner of AI99C and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               5,971,313
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        4.5%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).  NAME OF ISSUER
            --------------

            NorthPoint Communications Group, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            -----------------------------------------------

            303 2nd Street, 10th Floor
            San Francisco, CA  94107

ITEM 2(A).  NAME OF PERSONS FILING
            ----------------------

            This Statement is filed by Accel V L.P., a Delaware limited partnership ("A5"), Accel V Associates L.L.C., a Delaware limited liability company and the general partner of A5 ("A5A"), Accel Internet/Strategic Technology Fund L.P., a Delaware limited partnership ("AISTF"), Accel Internet/Strategic Technology Fund Associates L.L.C., a Delaware limited liability company and the general partner of AISTF ("AISTFA"), Accel Keiretsu V L.P., a Delaware limited partnership ("AK5"), Accel Keiretsu V Associates L.L.C., a Delaware limited liability company and the general partner of AK5 ("AK5A"), Accel Investors '97 L.P., a Delaware limited partnership ("AI97"), Accel Investors '99(C) L.P., a Delaware limited partnership ("AI99C"), Ellmore C. Patterson Partners ("ECPP"), a Delaware limited partnership, the ACP Family Partnership L.P., a California limited partnership and a managing member of A5A and AISTF ("ACPFP"), the Swartz Family Partnership L.P. ("SFP"), a Delaware limited partnership and managing member of A5A and AISTF, James W. Breyer ("Breyer"), a managing member of A5A, AISTFA and AK5A and a general partner of AI97 and AI99C, Luke B. Evnin ("Evnin"), a managing member of A5A, AISTFA and AK5A and a general partner of AI97, Eugene D. Hill, III ("Hill"), a managing member of A5A, AISTFA and AK5A and a general partner of AI97, J. Peter Wagner ("Wagner"), a managing member of A5A, AISTFA and AK5A and a general partner of AI97 and AI99C, Arthur C. Patterson ("Patterson"), a managing member of A5A, AISTFA and AK5A and a general partner of ECPP, ACPFP, AI97 and AI99C, G. Carter Sednaoui ("Sednaoui"), a managing member of A5A, AISTFA and AK5A and a general partner of AI97 and AI99C, and James R. Swartz ("Swartz"), a managing member of A5A, AISTFA and AK5A and a general partner of SFP and AI97. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

            A5A, the general partner of A5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A5. AISTFA, the general partner of AISTF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AISTF. AK5A, the general partner of AK5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK5. ACPFP, SFP, Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of A5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A5. ACPFP, SFP, Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of AISTFA and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AISTF. Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of AK5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK5. Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are general partners of AI97 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI97. Breyer, Wagner, Patterson and Sednaoui are general partners of AI99C and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI99C.

ITEM 2(B).  ADDRESS OF PRINCIPAL OFFICE
            ---------------------------

            The address for each of the Reporting Persons is:

            Accel Partners
            428 University Ave.
            Palo Alto, California  94301

ITEM 2(C)   CITIZENSHIP
            -----------

            A5, AISTF, AK5, AI97, AI99C, ECPP and SFP are Delaware limited partnerships. A5A, AISTFA and AK5A are Delaware limited liability companies. ACPFP is a California limited partnership. Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are United States citizens.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                    ---------------------------------------------

            Common Stock
            CUSIP # 666610100

ITEM 3.     Not Applicable
            --------------

ITEM 4.     OWNERSHIP
            ---------

            The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                (a)  Amount beneficially owned:
                     -------------------------

                     See Row 9 of cover page for each Reporting Person.

                (b)  Percent of Class:
                     ----------------

                     See Row 11 of cover page for each Reporting Person.

                (c)  Number of shares as to which such person has:
                     --------------------------------------------

                       (i)   Sole power to vote or to direct the vote:
                             ----------------------------------------

                             See Row 5 of cover page for each Reporting Person.

                       (ii)  Shared power to vote or to direct the vote:
                             ------------------------------------------

                             See Row 6 of cover page for each Reporting Person.

                       (iii) Sole power to dispose or to direct the disposition
                             --------------------------------------------------
                             of:
                             ---

                             See Row 7 of cover page for each Reporting Person.

                       (iv)  Shared power to dispose or to direct the
                             ----------------------------------------
                             disposition of:
                             ---------------

                             See Row 8 of cover page for each Reporting Person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
            --------------------------------------------

            If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
            ---------------------------------------------------------------

            Under certain circumstances set forth in the partnership agreements of A5, AISTF, AK5, AI97, AI99C, ACPFP, ECPP and SFP, and the limited liability company agreements of A5A, AISTFA and AK5A the general partners, limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member.

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
            ------------------------------------------------------------------
            THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
            ------------------------------------------------------------

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            ---------------------------------------------------------

            Not applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
            ------------------------------

            Not applicable

ITEM 10.    CERTIFICATION.
            -------------

            Not applicable

                                  SIGNATURES
                                  ----------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001

Entities:     Accel V L.P.
              Accel V Associates L.L.C.
              Accel Internet/Strategic Technology Fund L.P.
              Accel Internet/Strategic Technology Fund Associates L.L.C.
              Accel Keiretsu V L.P.
              Accel Keiretsu V Associates L.L.C.
              Accel Investors '97 L.P.
              Accel Investors '99(C) L.P.
              ACP Family Partnership L.P.
              Ellmore C. Patterson Partners
              Swartz Family Partnership L.P.

                                           By:  /s/ G. Carter Sednaoui
                                             -------------------------
                                               G. Carter Sednaoui,
                                               Attorney-in-fact for the
                                               above-listed entities
Individuals:  James W. Breyer
              Luke. B. Evnin
              Eugene D. Hill, III
              Arthur C. Patterson
              G. Carter Sednaoui
              James R. Swartz
              J. Peter Wagner

                                            By:  /s/ G. Carter Sednaoui
                                             -------------------------
                                               G. Carter Sednaoui,
                                               Attorney-in-fact for the
                                               above-listed individuals

                                 EXHIBIT INDEX
                                 -------------

                                                                                            Found on Sequentially
Exhibit                                                                                         Numbered Page
-------                                                                                     ---------------------
Exhibit A:  Agreement of Joint Filing                                                                 25
Exhibit B:  Reference to G. Carter Sednaoui as Attorney-in-Fact                                       26